UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 24, 2024

ACE GLOBAL BUSINESS ACQUISITION LIMITED

(Exact name of registrant as specified in its charter)

British Virgin Islands	001-40309	n/a
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Rm. 806, 8/F, Tower 2, Lippo Centre, No. 89 Queensway,

Admiralty, Hong Kong

(Address of principal executive offices)

Registrant’s telephone number, including area code: +(852) 2151 5198 / 2151 5598

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Units, each consisting of one Ordinary Share, par value $0.001 per share, and one Redeemable Warrant entitling the holder to receive one Ordinary Share	ACBAU	NASDAQ Capital Market
Ordinary Shares	ACBA	NASDAQ Capital Market
Warrants	ACBAW	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02. Mutual Termination of a Material Definitive Agreement.

As previously announced, Ace Global Business Acquisition Limited, a British Virgin Islands business company (“Ace” or “Parent”) previously entered into that certain Business Combination Agreement dated December 23, 2022 between Ace and LE Worldwide Limited, a British Virgin Islands business company (the “Company”) (as supplemented by a Joinder Agreement dated March 2, 2023 between Ace, the Company, ACBA Merger Sub I Limited, a British Virgin Islands business company and wholly owned subsidiary of Ace (“Purchaser”) and ACBA Merger Sub II Limited, a British Virgin Islands business company and wholly owned subsidiary of Purchaser (“Merger Sub”) and as amended on July 6, 2023 and September 19, 2023) (the “Merger Agreement”) which provides for, subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement (including, but not limited to, the approval and adoption of the Merger Agreement by the shareholders of Ace), the proposed Business Combination between Ace and the Company.

On May 24, 2024, the parties to the Merger Agreement entered into a Mutual Termination Agreement (the “Mutual Termination Agreement”) pursuant to which the parties to the Merger Agreement agreed to mutually terminate the Merger Agreement in all respects in accordance with Section 14.1(a) of the Merger Agreement. The Merger Agreement is effectively mutually terminated as of May 24, 2024. The parties’ entry into the Mutual Termination Agreement was as a result of concern over the Company’s ability to continue its operations post-business combination due to significant decline in its business revenue, liquidity issues with certain bank financings and uncertainty over the supply of the tools and products that it sells. On April 12, 2024, the Company’s related party manufacturer and main supplier was served with a winding-up petition.

The foregoing description of the Mutual Termination Agreement does not purport to be complete and is qualified in its entirety by the full text of the agreement, a copy of which is attached as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 8.01. Other Events.

The board of directors of Ace has determined that Ace may not have sufficient time to complete an initial business combination within the timeframe provided in Ace’s current amended and restated memorandum and articles of association (the “Charter”), and Ace will therefore liquidate and dissolve in accordance with its terms. Ace will redeem all of its issued and outstanding ordinary shares that were included in the units issued in its initial public offering from its public shareholders and will work with its trustee to effect the liquidation in accordance with the terms of its Charter and as set forth in its prospectus issued in connection with Ace’s initial public offering. There will be no redemption rights or liquidating distributions with respect to Ace’s warrants, which will expire worthless.

On May 24, 2024, Ace issued a press release announcing the mutual termination of the Merger Agreement and redemption of its ordinary shares. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

The following exhibits are furnished herewith:

EXHIBIT INDEX

Exhibit No.	Description
10.1	Mutual Termination Agreement dated May 24, 2024 by and among Ace, Purchaser, Merger Sub and the Company.
99.1	Press Release dated May 24, 2024.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: May 24, 2024

Ace Global Business Acquisition Limited

(Registrant)

By:	/s/ Eugene Wong
Name:	Eugene Wong
Title:	Chief Executive Officer

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